Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement No. 333-XXXXX on Form S-8 of our reports dated February 20, 2020 relating to the consolidated financial statements and related financial statement schedules of Gaming and Leisure Properties, Inc. and subsidiaries, and the effectiveness of Gaming and Leisure Properties, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Gaming and Leisure Properties, Inc. and subsidiaries for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

New York, New York

October 16, 2020